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                                                                    Exhibit 99.1

                                                                   PRESS RELEASE

SALT LAKE CITY, Utah - January 11, 2001 - TenFold Corporation (Nasdaq: TENF) today announced that the TenFold board of directors has accepted the resignation of Gary D. Kennedy as president, chief executive officer and a director, effective immediately. TenFold also today announced that Nancy M. Harvey, who has been serving as TenFold's chief operating officer, has been named president, chief executive officer and a director of TenFold, effective immediately. Prior to joining TenFold in July 2000, Ms. Harvey was executive vice president of the Healthcare Group of Computer Sciences Corporation. She has more than 20 years of diverse consulting and business experience.

TenFold's board and Jeffrey L. Walker, the founder and chairman of TenFold, thanked Mr. Kennedy for his service. "Gary Kennedy took a technology vision and created a significant international software and services enterprise," said Mr. Walker.

Mr. Kennedy is leaving TenFold to devote more time to his family and to pursue other entrepreneurial interests. "TenFold has been an incredible experience for the past 4 1/2 years," said Mr. Kennedy. "I have never been associated with such a collection of brilliant people."